EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139645 and 333-122812) on Form S-3 and the registration statement (No. 333-139128) on Form S-8 of Jamba, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheet of Jamba, Inc. and subsidiary as of December 30, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 30, 2008, and the effectiveness of internal control over financial reporting as of December 30, 2008, which reports appear in the December 30, 2008 annual report on Form 10-K of Jamba, Inc.

/s/ KPMG LLP

San Francisco, California
March 16, 2009